Cecilia Grierson 355 4° piso (1107) – Cdad. Autónoma de Bs. As. Tel +54 11 4319-3000 www.lomanegra.com.ar March 25, 2024 Voting recommendations and motion proposals for the Ordinary Shareholders’ Meeting to be held on April 25, 2024 The following are the recommendations made by the Board of Directors of Loma Negra C.I.A.S.A. (the “Company”) or the motion proposals on the items of the agenda that will be considered at the Ordinary Shareholders’ Meeting of the Company to be held on April 25, 2024 (“AGM”). 1. Appointment of the persons in charge of subscribing the minute. The Board recommends to the AGM to appoint the representatives of the major shareholder Intercement Trading e Inversiones Argentina S.L. and the representative of JPMorgan Chase Bank, N.A. established in the Argentine Republic, who represents the holders of the American Depositary Receipts (ADR) of the Company. 2. Consideration of the documents to which paragraph 1°) of Section 234 of the Argentine Corporations Act refers to, that correspond to the regular financial year No. 99 ended on December 31st, 2023. The Board recommends voting for the approval of all the documents, pursuant to section 234, subsection 1 of Law No. 19,550, related to the fiscal year No. 99 ended December 31, 2023. 3. Consideration of the results for the year ended December 31st, 2023. Consideration of the proposal of the Board of Directors to allocate the balance of the accumulated results account, which as of December 31st, 2023 amounts to the sum of $6,875,895 (in thousands) to increase the "Optional Reserve for Future Dividends". Delegation of the power to completely or partially use such reserve one or more times to the Board of Directors, depending on the evolution of the business and until the next shareholders' meeting at which the financial statements as of December 31st, 2024 are considered. In accordance with the provisions of the Annual Report, considering that the limit of 20% of the stock capital has been reached in accordance with the provisions of Section 70 of the Companies Act No. 19,550 regarding the legal reserve, the Board proposes to allocate the balance of the accumulated results account, which as of December 31st, 2023 amounts to the sum of $6,875,895 (in thousands) to increase the "Optional Reserve for Future Dividends", delegating to the Board of Directors the power to completely or partially until the next shareholders' meeting at which the financial statements as of December 31st, 2024 are considered, use such reserve one or more times depending on the evolution of the business and until the next shareholders' meeting at which the financial statements as of December 31st, 2024 are considered. 4. Consideration of the performance of the members of the Board of Directors for the year ended December 31st, 2023. The Board abstains from issuing an opinion on the matter and expects the shareholders to approve its performance. 5. Consideration of the performance of the members of the Supervisory Committee for the year ended on December 31st, 2023. The Board abstains from issuing an opinion on the matter and expects the shareholders to approve the performance of the Supervisory Committee. 6. Consideration of the remunerations to the Board of Directors corresponding to the fiscal year that ended on December 31st, 2023 for $868,273,678.34 (total remunerations), in excess of $481,065,244.42

Cecilia Grierson 355 4° piso (1107) – Cdad. Autónoma de Bs. As. Tel +54 11 4319-3000 www.lomanegra.com.ar over the limit of FIVE PERCENT (5%) of the profits set by article 261 of Law No. 19,550 and regulations, upon proposal of non-distribution of dividends. The Board abstains from issuing an opinion on the matter and expects the shareholders to approve the remuneration of the Board of Directors that corresponds to the year that ended on December 31st, 2023. 7. Consideration of the remuneration of the members of the Supervisory Committee for the year ended on December 31st, 2023. The Board abstains from issuing an opinion on the matter and expects the shareholders to approve the remuneration of the Supervisory Committee that corresponds to the year that ended on December 31st, 2023 of ARS 14,776,989. 8. Setting the number of directors and appointment of full and alternate members for year 2024. Approval of a policy aimed at maintaining a proportion of at least 20% independent members over the total number of members of the Board during the year in course. The Board of Directors do not make recommendations regarding the setting of the number and appointment of directors for year 2024 and refers to the proposal that the controlling shareholder may make. The Board proposes to approve a policy aimed at maintaining a proportion of at least 20% independent members over the total number of members of the Board of Directors during the year in course. 9. Appointment of the full and alternate members of the Supervisory Committee for year 2024. The Board of Directors do not make recommendations in this regard and refers to the proposal that the controlling shareholder may make. 10. Appointment of External Auditors and of the main partner and alternate partner of the respective accounting firm for the year of 2024. In accordance with the proposal made by the Board of Directors at the meeting held on March 6, 2024, the Board proposes to appoint Pistrelli, Henry Martin y Asociados S.R.L. (member of Ernst & Young Global) and in particular José Alberto Coya Testón as Main Partner and Karen Grigorian as Alternate Partner, since said firm meets the independence and aptitude requirements. 11. Approval of the fees of the External Auditors for the year ended on December 31st, 2023. The Board proposes to approve the fees of Pistrelli, Henry Martin y Asociados S.R.L. (member of Ernst & Young Global) for the year ended on December 31st, 2023 of ARS 824,323,050 (without VAT). 12. Consideration of the fees of the External Auditors for the year 2024. The Board proposes to postpone the consideration of the fees of the External Auditors for the year 2024 until the next shareholders' meeting at which the financial statements as of December 31st, 2024 are considered. 13. Approval of the budget of the Audit Committee for 2024. In accordance with the provisions of article sixteen of the Bylaws, the budget of the Audit Committee must have sufficient funds for the payment of compensations of (i) any accounting firm for the purpose of preparing or issuing an audit report or develop some other type of audit, review or attestation service; and (ii) any legal advisor whose

Cecilia Grierson 355 4° piso
(1107) – Cdad. Autónoma de Bs. As.
Tel +54 11 4319-3000
www.lomanegra.com.ar

LOMA NEGRA

una empresa InterCement

hiring the Audit Committee may deem appropriate or necessary to fulfill its duties. In this sense, the Board proposes to set the budget of the Audit Committee for fiscal year 2024 in the amount of ARS 1,911,533,486 (without VAT).

14. Granting of the relevant authorizations for the carrying out of paperwork and to make the necessary filings.

The Board proposes to authorize Messrs. Lucrecia Loureiro and/or Luciano Babuin and/or Mikaela Badaracco and/or Fabian Fuente and/or Noelia Biga so that any of them may, indistinctly, perform all procedures deemed necessary to file and register the resolutions passed through the AGM with the corresponding Registry of Commerce, National Securities Exchange Commission (including the "Financial Information Highway"), Buenos Aires Stock Exchange (BYMA), Securities and Exchange Commission (SEC), Mercado Abierto Electronico (MAE), New York Stock Exchange (NYSE) and any other authority that may correspond, with the power to sign documents, grant deeds, get notice of and answer requests and make publications.

Marcos I. Gradin
Investor Relations Officer
LOMA NEGRA C.I.A.S.A.